Exhibit 99.1

Arbor Inc. completes acquisition of Granite Mining Company located in Laizhou, China

THURSDAY, FEBRUARY 05, 2004 06:38 PM

MIAMI, FL, Feb 5, 2004 /PRNewswire-FirstCall via COMTEX/ -- ARBOR INC. (OTCBB:
ARBR.OB) "Arbor" is pleased to announce the completion of a share exchange with China Laizhou Bay Mining International Corporation ("Laizhou"). Pursuant to the terms of the agreement, Laizhou has become a wholly owned subsidiary of Arbor. Laizhou, which is located in Laizhou, China, is a granite mining and processing company. Laizhou's assets consist primarily of two operating quarries, two processing yards, and eleven office buildings.

Arbor's senior management has been replaced with Laizhou's senior management, with Dong Chen assuming the role of President of Arbor. Mr. Chen is a successful business man with over 22 years of experience in the fields of Business Management and Finance. He has held various senior management positions with a number of high-profile companies in China. Mr. Chen has a business degree from Jilin Normal University of China.

Arbor intends to upgrade the Laizhou processing yards, buildings, and equipment with state-of-the-art technology to help increase granite production rates which will fill the existing market demand for granite in China. In addition, Arbor will continue to identify and investigate potential acquisition targets to help increase its position in the granite mining and processing business.

Arbor's new President, Chen Dong stated, "China has immense reserves of a wide variety of granites, and is among the world's lowest cost producers, which allows Chinese businesses to be extremely competitive. Despite these large reserves, China is currently the world's largest net importer of highly refined granite." Mr. Chen went on to say, "We hope to expand our capacity to fill the demand of the robust Chinese market, and also take advantage of the low labor costs to eventually expand to markets outside China. We believe that our new management capabilities, and our strategy to upgrade our technology and processing equipment, will enable us to become an important player in the Chinese granite market."

Arbor is also pleased to announce that on December 31, 2003, it completed a private placement of 550,000 shares at $1.00 per share. The net proceeds of the private placement will be used for the costs of the acquisition of Laizhou, working capital as well as for general corporate purposes. Additionally, the Company is proceeding with a new private placement of 500,000 shares at $3.00 per share.


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     ON BEHALF OF THE BOARD

     Costas Michael Takkas

     For more information please contact:

     Arbor Inc.
     Michael Miller
     Tel. (604) 340-3962
     mmiller@arborinc.net
     www.arborinc.net

FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the results of geologic surveys, the outcome of assays and additional sampling and drilling efforts, the availability of funding for the future exploration and development of Arbor and or projects, potential governmental regulation and other factors that will be disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

SOURCE Arbor Inc.


CONTACT: Arbor Inc., Michael Miller, Tel. 604-340-3962, mmiller@arborinc.net, www.arborinc.net
          (ARBR)

http://www.prnewswire.com


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